Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF

7.375% SERIES C CUMULATIVE REDEEMABLE

PERPETUAL PREFERENCE SHARES

OF

TRITON INTERNATIONAL LIMITED

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Section 1. Number of Shares and Designation. This series of preference shares shall be designated as the “7.375% Series C Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share” (the “Series C Preference Shares”). The Series C Preference Shares shall be perpetual, subject to the provisions of Section 4 hereof, and the authorized number of Series C Preference Shares shall be 7,000,000 shares. The number of Series C Preference Shares may be increased from time to time pursuant to the provisions of Section 12 hereof and any such additional Series C Preference Shares shall form a single series with the Series C Preference Shares. Each Series C Preference Share shall have the same designations, rights, preferences, powers, restrictions and limitations as every other Series C Preference Share.

Section 2. Dividends.

(a) Dividend Rate. Holders of the Series C Preference Shares are entitled to receive, when, as and if declared by the board of directors of the Company (the “Board”) or an authorized committee thereof, out of funds legally available for the payment of dividends, cumulative cash dividends at a rate of 7.375% of the $25.00 liquidation preference per annum (the “Dividend Rate”).

(b) Dividend Payment Date; Dividend Record Date. The “Dividend Payment Dates” for the Series C Preference Shares will be the 15th day of each March, June, September and December, commencing on December 15, 2019. The period from and including the date of issuance of the Series C Preference Shares or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends will accumulate in each such Dividend Period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to, but excluding, the applicable Dividend Payment Date for such Dividend Period. If any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date will be paid on the next succeeding Business Day, and no additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to that next succeeding Business Day. “Business Day” means any day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City or Bermuda are authorized or required by law to close. Dividends on the Series C Preference Shares will be payable based on a 360-day year consisting of twelve 30-day months. Dividends on the Series C Preference Shares, if declared, will be payable on each Dividend Payment Date to holders of record as they appear in the Company’s stock records for the Series C Preference Shares at the close of business, New York City time, on the applicable record date, which is the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the record date with respect to a Dividend Payment Date will be such date as may be designated by the Board.

(c) Limiting Documents. No dividends on the Series C Preference Shares shall be authorized by the Board or paid or set apart for payment by the Company at any time when the payment thereof would be unlawful under the laws of Bermuda, or when the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness (the “Limiting Documents ”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(d) So long as the Series C Preference Shares are held of record by the nominee of the Securities Depository (as defined below), declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preference Shares in accordance with the instructions of such beneficial owners.

(e) Dividends on Junior Securities or Parity Securities. No dividend may be declared or paid or set apart for payment on any Junior Securities (as defined in Section 7) (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series C Preference Shares and any Parity Securities (as defined in Section 7) through the most recent respective dividend payment dates. In addition, in the event that any dividends on the Series C Preference Shares and any Parity Securities are in arrears, the Company may not repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preference Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preference Shares and any Parity Securities. The common shares, par value US$0.01 per share, of the Company (the “Common Shares”) and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless there are no dividends on the Series C Preference Shares and any Parity Securities in arrears.

(f) Payment of Accrued and Unpaid Dividends. Accumulated dividends in arrears for any past Dividend Period may be declared by the Board and paid on any date fixed by the Board, whether or not a Dividend Payment Date, to holders of the Series C Preference Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preference Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series C Preference Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series C Preference Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series C Preference Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series C Preference Shares.

Section 3. Liquidation Preference. The holders of Series C Preference Shares shall be entitled, in the event of any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of the Common Shares or any other Junior Securities. A consolidation or merger of the Company with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of the Company’s affairs for this purpose. In the event that the Company’s assets available for distribution to holders of the Series C Preference Shares and any other Parity Securities are insufficient to permit payment of all required amounts, the Company’s assets then remaining shall be distributed among the Series C Preference Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series C Preference Shares and other Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Shares and any other Junior Securities then outstanding according to their respective rights.

Section 4. Redemption.

(a) Optional Redemption. On and after December 15, 2024 the Company may, at its option, upon not less than thirty (30) days’ nor more than sixty (60) days’ written notice, redeem the Series C Preference Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share of Series C Preference Shares, plus an amount equal to all accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. Any such optional redemption shall be effected only out of funds legally available for such purpose, whether or not declared. The Company may undertake multiple redemptions.

(b) Optional Redemption Upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event (as defined below), the Company may, at its option, redeem the Series C Preference Shares in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred (the “Change of Control Redemption Period”), by paying the liquidation preference of $25.00 per Series C Preference Share, plus all accumulated and unpaid dividends to, but not including, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined in Section 5), the Company exercises its right to redeem the Series C Preference Shares as described in the immediately preceding sentence or as described in Section 4(a), holders of the Series C Preference Shares that the Company has elected to redeem will not have the conversion right described in Section 5.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series C Preference Shares:

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the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of the Company, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or a withdrawal of the rating of the Series C Preference Shares within the Ratings Decline Period (in any combination) by the Named Rating Agency (as defined below) then rating the Series C Preference Shares, as a result of which the rating of the Series C Preference Shares on any day during the Ratings Decline Period is withdrawn or is below the rating by such Named Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Named Rating Agency” means (i) S&P and (ii) if S&P ceases to rate the Series C Preference Shares or fails to rate the Series C Preference Shares, as the case may be, for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for S&P.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

(c) Redemption Procedures.

(i) Notice of redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the scheduled redemption date to each holder of record of Series C Preference Shares at the address shown on the share transfer books of the Company maintained by the registrar and transfer agent for the Series C Preference Shares (the “Registrar and Transfer Agent”). Each notice shall state: (i) the redemption date; (ii) the number of Series C Preference Shares to be redeemed and, if less than all outstanding Series C Preference Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder; (iii) the redemption price of $25.00 per Series C Preference Share, plus any accrued and unpaid dividends to, but excluding the date of redemption; (iv) the place where the Series C Preference Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor; and (v) that dividends on the Series C Preference Shares to be redeemed will cease to accrue from and after such redemption date. If fewer than all of the outstanding Series C Preference Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company, and such shares will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional shares. So long as all Series C Preference Shares are held of record by the nominee of the Securities Depository, the Company will give notice, or cause notice to be given, to the Securities

Depository of the number of Series C Preference Shares to be redeemed, and the Securities Depository will determine the number of Series C Preference Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preference Shares for its own account). A participant may determine to redeem Series C Preference Shares from some beneficial owners (including the participant itself) without redeeming Series C Preference Shares from the accounts of other beneficial owners.

(ii) So long as the Series C Preference Shares are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent (as defined below) to the Securities Depository on the redemption date. The normal procedures of The Depository Trust Company (“DTC”), as the initial Securities Depository, provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

(iii) If the Company gives or causes to be given a notice of redemption, then the Company shall deposit with the paying agent for the Series C Preference Shares (the “Paying Agent”) funds sufficient to redeem the Series C Preference Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, then from and after the date fixed for redemption, all dividends on such shares will cease to accumulate and all rights of holders of such shares as the Company’s shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series C Preference Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment the holders of the Series C Preference Shares entitled to such redemption or other payment shall have recourse only to the Company.

(iv) If only a portion of the Series C Preference Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preference Shares represented by the surrendered certificate that have not been called for redemption.

(v) Notwithstanding any notice of redemption, there shall be no redemption of any Series C Preference Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by the Company with the Paying Agent.

(vi) Each of the Registrar, Transfer Agent and Paying Agent shall be selected by the Company in its sole discretion. Initially, Computershare Trust Company, N.A. shall act as Registrar, Transfer Agent and Paying Agent.

Section 5. Limited Conversion Rights Upon a Change of Control Triggering Event.

(a) Change of Control Conversion Right. Upon the occurrence of a Change of Control Triggering Event, each holder of Series C Preference Shares will have the right (unless the Company has provided notice of its election to redeem Series C Preference Shares as described in Section 4) to convert some or all of the Series C Preference Shares held by such holder on the Change of Control Conversion Date into a number of Common Shares per Series C Preference Share to be converted equal to (the “Common Share Conversion Consideration”) the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series C Preference Share dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined below), and

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1.35685 (which is the quotient obtained by dividing (i) the $25.00 liquidation preference by (ii) one-half of the closing price of the common shares on the NYSE on the trading day immediately preceding October 30, 2019, which was $36.85), subject, in each case, to certain adjustments and to provisions for (i) the payment of any Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and dividends in the form of equity issuances.

(b) Conversion Consideration. In the case of a Change of Control pursuant to which the Common Shares will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series C Preference Shares electing to exercise its Change of Control Conversion Right (as defined below) will receive upon conversion of such Series C Preference Shares elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”); provided, however, that if the holders of the Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series C Preference Shares electing to exercise their Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of the Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. The Company will not issue fractional Common Shares upon the conversion of the Series C Preference Shares and, instead, will pay the cash value of such fractional shares.

If the Company provides a redemption notice pursuant to Section 4, holders of Series C Preference Shares will not have any right to convert the Series C Preference Shares that the Company has elected to redeem and any Series C Preference Shares subsequently selected for redemption that have been tendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

Within five days following the expiration of the Change of Control Redemption Period (or, if the Company waives its right to redeem the Series C Preference Shares prior to the expiration of the Change of Control Redemption Period, within five days following the date of such waiver), the Company will provide to the holders of the Series C Preference Shares written notice (the “Conversion Notice”) of the occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right. The Conversion Notice will state the following:

•	the events constituting the Change of Control Triggering Event;

•	the date of the Change of Control Triggering Event;

•	the date on which the Change of Control Redemption Period expired or was waived;

•	the last date on which the holders of Series C Preference Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series C Preference Share; and

•	the procedure that the holders of Series C Preference Shares must follow to exercise the Change of Control Conversion Right.

The Company will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on its website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides the Conversion Notice to the holders of Series C Preference Shares.

Holders of Series C Preference Shares that choose to exercise their Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify the Company of the number of Series C Preference Shares to be converted and otherwise to comply with any applicable procedures contained in the Conversion Notice or otherwise required by the Securities Depository for effecting the conversion.

“Change of Control Conversion Right” means the right of a holder of Series C Preference Shares to convert some or all of the Series C Preference Shares held by such holder on the Change of Control Conversion Date into a number of Common Shares per Series C Preference Share pursuant to the conversion provisions in this Section 5 with respect to the Series C Preference Shares.

“Change of Control Conversion Date” means the date fixed by the Board, in its sole discretion, as the date the Series C Preference Shares are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the Conversion Notice to holders of the Series C Preference Shares.

“Common Share Price” means (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by the holders of the Common Shares is solely cash; and (ii) the average of the closing prices for the Common Shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of the Common Shares is other than solely cash.

Notwithstanding the foregoing, the holders of Series C Preference Shares will not have a conversion right upon a Change of Control if (i) the acquiror has shares listed or quoted on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ, and (ii) the Series C Preference Shares remain continuously listed or quoted on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Section 6. Status of Acquired Shares. All Series C Preferred Shares redeemed and cancelled by the Company in accordance with Section 4 hereof, or otherwise acquired by the Company, shall be restored to the status of authorized but unissued shares of undesignated preference shares of the Company.

Section 7. Ranking. The Series C Preference Shares will, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of the Company’s affairs, rank: (i) senior to the Company’s Common Shares and to each other class or series of capital stock established after the original issue date of the Series C Preference Shares that is not expressly made senior to, or on parity with, the Series C Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”); (ii) equal to the “8.50% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share” (the “Series A Preference Shares”), the “8.00% Series B Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share” (the “Series B Preference Shares”) and any other class or series of capital stock established after the original issue date of the Series C Preference Shares that is expressly made equal to the Series C Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and (iii) junior to any class or series of capital stock established after the original issue date of the Series C Preference Shares that is expressly made senior to the Series C Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

The Company may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series C Preference Shares. The Company may also issue Parity Securities from time to time in one or more series as long as the cumulative dividends on the Series C Preference Shares are not in arrears. The Company’s ability to issue Senior Securities shall be limited as described in Section 8 hereof.

Section 8. Voting Rights. The Series C Preference Shares shall have no voting rights, except as provided in this Section 8 and as otherwise provided by Bermuda law.

(a) In the event that dividends, payable on the Series C Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series C Preference Shares, (voting together as a class with Series A Preference Shares, Series B Preference Shares and all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) shall be entitled to elect two additional directors to serve on the Board, and the size of the Board will be increased as needed to accommodate such change (unless the size of the Board has already been increased by reason of the election of directors by holders of Parity Securities upon which like voting rights have been conferred and with which the Series C Preference Shares voted as a class for the election of such director). Dividends payable on the Series C Preference Shares will be considered to be in arrears for any quarterly period for which full cumulative dividends through the most recent Dividend Payment Date have not been paid on all outstanding Series C Preference Shares. The right of such holders of Series C Preference Shares to elect a member of the Board shall continue until such time as there are no accumulated and unpaid dividends in arrears on the Series C Preference Shares, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series C Preference Shares and any other Parity Securities to vote as a class for such directors, the term of office of such directors then in office elected by such holders voting as a class shall terminate immediately. Any directors elected by the holders of the Series C Preference Shares and any other Parity Securities shall each be entitled to one vote on any matter before the Board.

(b) Subject to the Companies Act 1981 of Bermuda, as amended, none of the special rights attached to the Series C Preference Shares may be altered or abrogated by any amendment to the Company’s bye-laws (the “Bye-laws”) or this Certificate of Designations without (i) the consent in writing of the holders of not less than seventy-five percent (75%) of the issued and outstanding Series C Preference Shares, voting as a single class or (ii) the sanction of a resolution passed by the holders of not less than seventy-five percent (75%) of the issued and outstanding Series C Preference Shares, voting as a single class, at a separate general meeting of the holders of Series C Preference Shares voting in person or by proxy. To any such separate general meeting, all the provisions of the Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy the majority of the Series C Preference Shares, that every holder of Series C Preference Shares shall be entitled on a poll to one vote for every such share held by such holder and that any holder of Series C Preference Shares present in person or by proxy may demand a poll; provided, however, that if the Series C Preference Shares shall have only one shareholder, such shareholder present in person or by proxy shall constitute the necessary quorum.

(c) In addition, unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preference Shares, voting as a class together with holders of the Series A Preference Shares, the Series B Preference Shares and any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Company may not (i) issue any Parity Securities if the cumulative dividends payable on outstanding Series C Preference Shares are in arrears or (ii) create or issue any Senior Securities.

(d) On any matter described above in which the holders of the Series C Preference Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series C Preference Shares held by the Company or any of its subsidiaries or affiliates will not be entitled to vote. Series C Preference Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Section 9. Record Holders. The Company and the Transfer Agent shall deem and treat the record holder of any Series C Preference Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Registrar and Transfer Agent shall be affected by any notice to the contrary.

Section 10. Sinking Fund. The Series C Preference Shares shall not be entitled to the benefits of any sinking fund.

Section 11. Preemptive Rights. No holders of Series C Preference Shares will, as holders of Series C Preference Shares, have any preemptive rights to purchase or subscribe for the Common Shares or any of the Company’s other securities.

Section 12. Amendment of Resolution. The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preference shares) or decrease (but not below the number of Series C Preference Shares then outstanding) the number of authorized Series C Preference Shares by further resolution adopted by the Board stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designations within the limitations provided by law and the Bye-Laws.

Section 13. Book Entry.

(a) Global Certificates. The Series C Preference Shares shall be initially in the form of one or more fully registered global certificates (“Global Preferred Shares”) issued to DTC (and its successors and assigns or with such other depositary of the Company’s choosing that is a “clearing Company” within the meaning of the New York Uniform Commercial Code and a clearing agency under Section 17A of the Exchange Act (the “Securities Depository”)) and registered in the name of the Securities Depository or its nominee (which initially shall be Cede & Co, as nominee of DTC), duly executed by the Company and authenticated by the Registrar and Transfer Agent, and deposited with the Registrar and Transfer Agent, as custodian for DTC (or such other custodian as the Securities Depository may direct). The Series C Preference Shares shall continue to be represented by Global Preferred Shares registered in the name of the Securities Depository or its nominee, and no beneficial holder of the Series C Preference Shares will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice to the Company of its intention to resign or is no longer eligible to act as Securities Depository and the Company has not selected a substitute Securities Depository within 60 days thereafter. The number of Series C Preference Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Registrar and Transfer Agent and the Securities Depository as hereinafter provided. Members of, or participants in, the Securities Depository (“Agent Members ”) shall have no rights under these terms of the Series C Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Securities Depository or by the Registrar and Transfer Agent as the custodian of the Securities Depository or under such Global Preferred Shares, and the Securities Depository may be treated by the Company, the Registrar and Transfer Agent and any agent of the Company or the Registrar and Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar and Transfer Agent or any agent of the Company or the Registrar and Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Securities Depository or impair, as between the Securities Depository and its Agent Members, the operation of customary practices of the Securities Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.